Chunghwa Telecom holds a non-deal roadshow in Hong Kong

Date of events: 2013/02/01

Contents:

1. Date of the investor conference: 2013/02/04~2013/02/05

2. Time of the investor conference: 8:30AM

3. Location of the investor conference: Hong Kong

4. Brief information disclosed in the investor conference: The meeting arrangement will be assisted by Deutsche Bank.

5. The presentation of the investor conference release: Please refer to newmops.tse.com.tw/

6. Will the presentation be released in the Company's website: Please refer to www.cht.com.tw

7. Any other matters that need to be specified: None